UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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CVR Energy, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following language was included in Amendment No. 5 to CVR Energy, Inc.’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the U.S. Securities and Exchange Commission on March 19, 2012 (capitalized terms used herein that are not defined have the meanings given to such terms in the Schedule 14D-9, as amended):

The Board believes that it and current management are much more capable than Mr. Icahn of leading a sale of the Company or pursuing any other strategic opportunity.

If a sale of the Company is to take place, the Board believes that it and Company management – who have delivered strong stock performance, increased stockholder value, and have the interests of all of stockholders, not just Mr. Icahn, in mind – are far more capable of guiding the Company through a sale process than the Icahn Group’s nominees, who on the whole have no appreciable experience with the Company or the refining or fertilizer industries. The Board believes that permitting the representatives of the Icahn Group to lead a sale process will put Mr. Icahn’s interests above those of all other stockholders. The Board has always taken its fiduciary duties to stockholders very seriously and would discharge those duties properly in the context of analyzing any third-party proposal with respect to the Company.